EXHIBIT 99.1
Item 6. Selected Financial Data
     The following selected consolidated financial and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the related notes included elsewhere in this report. The selected consolidated statement of operations data set forth below for each of the three years in the period ended December 31, 2006, and the selected consolidated balance sheet data set forth below at December 31, 2006 and 2005, are derived from our audited consolidated financial statements that are included elsewhere in this report. The selected consolidated statement of operations data set forth below for the years ended December 31, 2003 and 2002, and the selected consolidated balance sheet data set forth below at December 31, 2004, 2003 and 2002, are derived from our audited consolidated financial statements that are not included in this report. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the notes to our audited consolidated financial statements describing the reclassification from continuing operations to discontinued operations of three ambulatory surgery centers and one diagnostic center subsequent to the filing of our Annual Report on Form 10-K for the year ended December 31, 2006.
     The historical results presented below are not necessarily indicative of the results to be expected for any future period.

	Year Ended December 31,
	2006	2005	2004	2003	2002
	(dollars in thousands, except per share amounts)
Consolidated Statement of Operations Data:
Revenues	$285,387	$241,877	$194,480	$153,602	$124,134
Cost of revenues	181,950	148,214	125,143	101,423	79,868
General and administrative expense	24,407	21,993	18,449	15,874	14,328
Depreciation and amortization	11,913	11,575	9,467	8,004	6,512
Provision for doubtful accounts	3,952	3,827	3,376	1,949	4,243
Income on equity investments	(2,423)	(1,273)	(1,272)	(402)	(541)
Impairment and loss on disposal of long-lived assets	1,162	1,541	271	437	492
Gain on sale of long-lived assets	(1,808)	(1,785)	(250)	(571)	(457)
Proceeds from insurance settlement, net	(410)	—	—	—	—
Proceeds from litigation settlement, net	(588)	—	—	—	—

Total operating expenses	218,155	184,092	155,184	126,714	104,445

Operating income	67,232	57,785	39,296	26,888	19,689
Minority interests in income of consolidated subsidiaries	(28,294)	(24,952)	(14,899)	(9,029)	(5,923)
Interest expense, net	(7,108)	(4,884)	(4,571)	(5,216)	(3,880)

Income before income taxes and discontinued operations	31,830	27,949	19,826	12,643	9,886
Provision (benefit) for income taxes	12,254	10,428	7,633	(3,214)	(798)

Income from continuing operations	19,576	17,521	12,193	15,857	10,684
Gain (loss) from discontinued operations, net of taxes	(783)	1,534	1,359	1,667	1,618

Net income	$18,793	$19,055	$13,552	$17,524	$12,302

Net income per share — continuing operations:
Basic	$0.91	$0.82	$0.62	$1.50	$1.03
Diluted	$0.90	$0.80	$0.60	$1.25	$0.88
Net income per share:
Basic	$0.87	$0.90	$0.69	$1.66	$1.19
Diluted	$0.86	$0.86	$0.67	$1.38	$1.01
Shares used to compute net income per share:
Basic	21,546,036	21,285,211	19,736,722	10,536,745	10,349,568
Diluted	21,733,103	22,028,591	20,347,385	12,658,620	12,144,140

	Year Ended December 31,
	2006	2005	2004	2003	2002
	(dollars in thousands, except per share amounts)
Cash Flow Data — continuing operations:
Net cash provided by operating activities	$30,386	$39,450	$25,395	$17,125	$20,957
Net cash used in investing activities	(63,971)	(67,921)	(100,904)	(64,502)	(14,493)
Net cash provided by financing activities	32,413	32,033	84,875	47,406	5,554
Other Data:
EBITDA (1)	$50,851	$44,408	$33,864	$25,863	$20,278
EBITDA as a % of revenues	17.8%	18.4%	17.4%	16.8%	16.3%
Number of surgical facilities operated as of the end of period(2)	59	59	54	44	34

	As of December 31,
	2006	2005	2004	2003	2002
	(in thousands)
Consolidated Balance Sheet Data:
Working capital	$56,643	$48,784	$41,455	$25,979	$24,839
Total assets	503,806	436,378	365,761	252,784	188,888
Total long-term debt, less current maturities	136,533	101,909	69,721	99,419	52,719
Total stockholders’ equity	285,279	260,058	237,998	104,015	86,677

(1)	When we use the term “EBITDA,” we are referring to net income plus (a) gain (loss) on discontinued operations, (b) income tax expense (provision), (c) interest expense, net and (d) depreciation and amortization. Minority interest expense represents the interests of third parties, such as physicians, hospitals and other health care providers, that own interests in surgical facilities that we consolidate for financial reporting purposes. We consolidate for financial reporting purposes the financial results of 44 of the 50 surgical facilities in which we owned an interest as of December 31, 2006. Our operating strategy involves sharing ownership of our surgical facilities with physicians, physician groups and hospitals. These third parties own an interest in all but one of the facilities in which we own an interest. We believe that it is preferable to present EBITDA because it excludes the portion of net income attributable to these third-party interests and clarifies for investors our portion of EBITDA generated by our surgical facilities and other operations.

We use EBITDA as a measure of liquidity. We have included it because we believe that it provides investors with additional information about our ability to incur and service debt and make capital expenditures. We also use EBITDA, with some variation in the calculation, to determine our compliance with some of the covenants under our senior credit facility, as well as to determine the interest rate and commitment fee payable under the senior credit facility.

EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. The items excluded from EBITDA are significant components in understanding and evaluating financial performance and liquidity. Our calculation of EBITDA is not comparable to the EBITDA measure we have used in prior reports but is consistent with the measure EBITDA less minority interests that we previously reported. Our calculation of these measures may not be comparable to similarly titled measures reported by other companies.

The following table reconciles EBITDA to net cash provided by operating activities — continuing operations:

	Year Ended December 31,
	2006	2005	2004	2003	2002
	(in thousands)
	(unaudited)
EBITDA	$50,851	$44,408	$33,864	$25,863	$20,278
Depreciation and amortization	(11,913)	(11,575)	(9,467)	(8,004)	(6,512)
Interest expense, net	(7,108)	(4,884)	(4,571)	(5,216)	(3,880)
Income taxes	(12,254)	(10,428)	(7,633)	3,214	798
Gain (loss) on discontinued operations, net of taxes	(783)	1,534	1,359	1,667	1,618

Net income	18,793	19,055	13,552	17,524	12,302

Depreciation and amortization	11,913	11,575	9,467	8,004	6,512
Non-cash compensation expense	3,865	—	—	—	—
Non-cash gains and losses	(645)	(244)	21	(134)	35
Minority interests in income of consolidated subsidiaries	28,294	24,952	14,899	9,029	5,923
Provision (benefit) for income taxes	12,254	10,428	7,633	(3,214)	(798)
Distributions to minority partners	(25,447)	(23,049)	(14,420)	(10,690)	(6,177)
Income on equity investments	(2,423)	(1,273)	(1,272)	(402)	(541)
Provision for bad debts	3,952	3,827	3,376	1,949	4,243
Excess tax benefit from share-based compensation	(201)	—	—	—	—
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(2,955)	(5,353)	(4,735)	(3,283)	(3,392)
Other assets and liabilities	(17,014)	(468)	(3,126)	(1,658)	2,850

Net cash provided by operating activities — continuing operations	$30,386	$39,450	$25,395	$17,125	$20,957

(2)	Includes surgical facilities that we manage but in which we do not have an ownership interest.

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